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Ex12a
                                  IDACORP, Inc.
                          Consolidated Financial Information
                 Supplemental Ratio of Earnings to Fixed Charges



                                            Twelve Months Ended December 31,                              Twelve Months
                                                 (Thousands of Dollars)                                        Ended
                                                                                                              June 30,
                                             1996         1997         1998        1999          2000           2001
Earnings, as defined:
  Income before  income taxes           $  135,247   $  133,570    $ 133,806   $ 137,021    $ 210,701     $  206,393
  Adjust for distributed income of
  equity investees                          (1,413)      (3,943)      (4,697)       (837)      (3,116)         3,930
  Equity in loss of equity method
  investments                                    0            0          458         435          186            226
  Minority interest in losses of
  majority owned subsidiaries                    0            0         (125)        (37)      (1,468)        (1,520)
  Supplemental fixed charges, as
  below                                     73,018       72,208       72,496      74,800       75,800         80,808

  Total earnings, as defined            $  206,852   $  201,835    $ 201,938   $ 211,382    $ 282,103     $  289,837

  Fixed charges, as defined:
  Interest charges                      $   57,348   $   60,761    $  60,677   $  62,975    $  63,339     $   69,115
  Preferred stock dividends of
  subsidiaries- gross up-IDACORP
  rate                                      12,079        7,891        8,445       8,313        8,886          8,703
  Rental interest factor                       991          982          801         955        1,036          1,070

  Total fixed charges                       70,418       69,634       69,923      72,243       73,261         78,888

  Supplemental increment to fixed
  charges*                                   2,600        2,574        2,573       2,557        2,539          1,920

  Total supplemental fixed charges      $   73,018   $   72,208    $  72,496   $  74,800    $  75,800     $   80,808

  Supplemental ratio of earnings to
  fixed charges                             2.83 x       2.80 x       2.79 x      2.83 x        3.72x          3.59x

  *Explanation of increment - Interest on the guaranty of American Falls
      Reservoir District bonds and Milner Dam, Inc. notes which are already included in operation expenses.

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